Exhibit 10.14

January 1, 2024

Precision Aerospace Group, LLC

20900 NE 30th Avenue, 8th FL

Aventura, FL 33180

Attn: Maynard Hellman

Dear Mr. Hellman:

This agreement (the “Engagement Letter” or “Agreement”) effective as of the date referenced above (the “Effective Date”) confirms our agreement whereby Precision Aerospace Group, LLC (“PAG” or the “Company”), on behalf of itself and the other entities within the definition of Company (as such term and certain other capitalized terms used herein are defined in Appendix A), engages TAP Financial Partners, Ltd and/or its subsidiaries or assignees (collectively “TAP”) to act as the Company’s exclusive financial advisor with respect to the Services, as outlined below, subject to the terms and conditions of this Engagement Letter (the “Engagement”).

1.	Services. Subject to the terms and conditions of this Agreement, TAP shall provide the following services (the “Services”) for the Company which shall include but not be limited to:

(a)	Maintain a rigorous evaluation of the evolving business model and specific next steps and resources to be applied

(b)	Maintain a comprehensive review of internal operations and accounting/reporting systems

(c)	Maintain an institutional level data room on the Company

(d)	Assist with the valuation and structure of potential acquisitions

(e)	Structure and source a potential financing round intended to finance potential acquisitions for the Company

(f)	With respect to acquisitions

i.	Assemble the acquisition strategy

ii.	Perform the due diligence process on behalf of the Company

iii.	Assist with the pricing and negotiations as to structure of the acquisitions

iv.	Address any short term or long-term capital requirements as needed for the acquisitions

v.	Assist with the legal framework of each acquisition including purchase documentation, contracts and other material agreements

vi.	Work with the Company to ensure smooth post-closing transitions of the acquisitions

(g)	Assist the Company with a forward looking business plan

(h)	Assis the Company with increasing its customer base to capture larger shares of both the civilian and military market.

(i)	Develop with the Company the following accounting processes:

i.	Creation of consistent financial statements and reports as it grows along with management reporting systems

ii.	Assist the company with the integration of post-acquisition financial systems and reporting

iii.	Assist the Company with the development of pricing models as it bids on military- related or commercial business.

(j)	Assist the Company with the review of long term options for the business and/or collective exit strategy

2.	Fees and Expenses.

(a)	Monthly Advisory Costs.

i.	In consideration of the foregoing advisory and financing services (Section 1; a-j above), the Company shall pay to TAP upon the execution of this Agreement a monthly retainer fee of $25,000 (“Retainer”). The Retainer shall be due and be payable upon the first of the month. The Retainer shall remain the same for twelve months and shall increase by $5,000 on each twelve-month anniversary of the Effective Date.

ii.	Upon an IPO, the retainer shall be increased to $30,000 or Three Quarters of One Percent (.75%) of the gross trailing quarterly revenue, whichever is higher but not to exceed $50,000 per month.

(b)	Equity Fee. As additional compensation for Services provided, TAP shall receive a warrant, quarterly in arrears, to purchase up to 40,000 common shares of stock of PAG with an exercise price equal to the 10 day trailing VWAP of the Company’s common stock prior to the date of issuance of the warrant. The warrants shall have a 4 year term. In the event of a stock-split, the number of shares shall be adjusted accordingly (the “Warrant”)

(c)	Third Party Financing Fees. If a Financing occurs either (a) during the term of the Engagement or (b) at any time during a period of 24 months following the effective date of the termination of the Engagement with a lender or investor that received documents, information or analysis prepared, in whole or in part or otherwise introduced by TAP, then, at the closing of such Financing, Company shall pay to TAP, or its assignees, a financing fee equal to 3.0 percent (3.0%) of the gross proceeds raised in any debt or secured Financing, or equipment leasing whether structured as either operating or financing type leases for debt and 5 percent (5.0%) for any unsecured or junior secured debt or for equity or equity like instruments. Specific transactions may not be subject to a financing fee by mutual consent of the Company and TAP (the “Exempt Transactions”). See Schedule ‘A’ for a list of Exempt Transactions. Subsequent transactions as part of an additional raise may be added to the list of Exempt Transactions by mutual consent of the Company and TAP. Should any or all of these fees, fall under U.S. Securities Regulations, the placement shall be executed through a registered broker dealer at no additional cost to the Company.

(d)	Mergers & Acquisition Transaction Fees. TAP, as the sole agent for the Company shall source, structure, perform due diligence, assist legal and accounting resources of the company and prepare the necessary paperwork for board level review and approval of all acquisitions. TAP shall work with Management to ensure a seamless integration within the Company. TAP shall be compensated as follows:

i.	Pre-Listing M&A Fee: The Company shall pay TAP an initial Merger & Acquisition Fee of $250,000 as a catch all fee to cover the upfront, intensive services required to evaluate, structure, and close the first three acquisitions (Maney Aircraft, V&M Precision Machining & Aerofab NDT) as well as work on the group structure in addition to acting as the Company’s sponsor group. This fee is considered earned upon execution of the Agreement and may be drawn down by TAP at its discretion.

ii.	Future Pre &Post-Listing M&A Fees: In connection with any Merger or Acquisition candidate introduced by or through TAP for which a transaction closes, the Company shall compensate TAP:

(1) Fee as calculated below with a minimum closing fee of $50,000.:

5% of the value in cash up to $5,000,000

4% of the value in cash $5,000,001 up to $10,000,000

3% of the value in cash $10,000,001 up to $15,000,000

2%% of the value in cash $15,000,001 up to $20,000,000

1% of the value in cash of $20,000,001; and

(2) In shares of common stock equal to 2.5% of the Acquisition’s value.

(3) Should the Company execute a term sheet for an acquisition that calls for a purchase at less than 6x EBITDA (both as to trailing EBITDA and earn out provisions), TAP’s fee shall be $50,000 to cover time and expenses incurred.

(4) The amount of the fees payable to TAP shall be based upon the final Transaction Value paid by Company (or an entity formed by it to consummate the Transaction) to a Companies’ selling shareholders (the “Sellers”). Transaction Value shall be defined to include, without duplication, the following: (i) payments in cash or Company stock paid to the Sellers for shares of stock in a Candidate or for the assets of a Candidate, (ii) the face value of any notes paid or payable to the Sellers, (iii) the assumption of any indebtedness of the Company by the acquiring entity, and (iv) the amount of any contingent payments to the Sellers entered into outside of the normal course of business to include earn-outs, consulting fees or payments made via non-compete agreements. The fee payable on any such contingent payments shall only be paid to Advisor as, and if, those payments are ultimately made to the Sellers.

(e)	Royalty Share: Should TAP introduce the Company to commercial opportunities from time to time, the Company shall agree to compensation with TAP prior to the entry of any commercial relationship introduced by TAP.

(f)	Reimbursable Expenses. Company shall reimburse TAP for all of its reasonable out-of- pocket fees, expenses and costs including, but not limited to, travel, accommodations, telephone, courier and supplies) in connection with the performance of the Services (“Reimbursable Expenses”). All Reimbursable Expenses will be billed periodically by TAP and are payable when invoiced. Upon termination or completion of the Engagement, any unpaid Reimbursable Expenses will be immediately due and payable by Company. TAP will seek Company prior approval for any expense that exceeds $5,000.00.

3.	Termination: This Agreement shall run from the date of signing through a period of 72 months and may be cancelled by the Company after 36 months for other than justifiable material failure regarding the performance of the Services to be rendered by TAP under the terms hereof, for a one time breakup fee of $250,000 due immediately upon termination.

Should a Merger & Acquisition or Financing (as defined on Appendix A) occur with a counterparty previously introduced by TAP within 24 months of any Termination, Company agrees that it shall be liable for the payments as outlined in this Agreement.

4.	Good Faith. In the event the Company walks away from or declines an offer of financing or investment as evidenced by a contract from a valid funder following negotiations between the parties to determine those terms acceptable to both sides and further that the Company has specifically confirmed its intention to accept, the Company shall pay TAP a fee as outlined in this Agreement as if the financing or investment closed.

Appendix A (Definitions) and Appendix B (General Business Terms) and any other attachments to this Engagement Letter are an integral part of this Engagement Letter and are incorporated herein by reference.

(signature page to follow)

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Engagement Letter, whereupon it shall become binding and enforceable in accordance with its terms.

Very truly yours,

TAP Financial Partners, Ltd

By:	/s/ Alyce Schreiber
Director

Accepted and Agreed to this 1st day of January 2024:

By:	/s/ Maynard Hellman
Name:	Maynard Hellman
Its:	Director

APPENDIX A

DEFINITIONS

1.	Company. “Company” means collectively (i) Precision Aerospace Group, Inc. and its Subsidiaries including Maney Aircraft, Inc., AOP Precision Products, LLC, Aerofab NDT, LLC, and any and all current and future direct and indirect parent, subsidiary and affiliate of Precision Aerospace Group, LLC, and (iv) any Person that is an assignee or a successor-in-interest to any of the Persons, whether as a result of an asset purchase, merger, reorganization or otherwise.

2.	Person. “Person” means any individual, corporation, partnership, limited liability company, trust, association, governmental authority or any other entity.

3.	Financing. “Financing” means any infusion of capital or financing in the Company, including, without limitation, common stock, preferred stock or other equity related securities, and debt including, without limitation, lease financing, vendor financing, government sponsored financing, or any similar transaction or combination thereof.

APPENDIX A-1

APPENDIX B

GENERAL BUSINESS TERMS

1.	Services.

a)	It is understood and agreed that Services provided by TAP hereunder may include advice and recommendations, but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and made by, Company. In connection with TAP’s Services hereunder, TAP shall be entitled to rely on all decisions and approvals of Company.

b)	TAP will perform all Services consistent with industry practices. Company acknowledges and agrees that nothing in this Engagement Letter shall constitute any express or implied warranty by TAP of any result or outcome from the Engagement; all such warranties are expressly disclaimed. TAP shall devote such time to the performance of Services as TAP deems necessary in its sole and absolute discretion.

c)	Company acknowledges that any recommendation or advice, written or oral, given by TAP to Company in connection with the Engagement is intended solely for the benefit and use of Company, and if applicable, Company’s management and directors, in connection with the specific project that is the subject of the Engagement, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other Person or be used or relied upon for any other purpose. Without limiting the generality of the foregoing, except as required by law, or pursuant to order of an arbitration panel, no written or oral analysis or advice provided by TAP pursuant to this Engagement Letter shall be disclosed, in whole or in part, to any third party, or circulated or referred to publicly, or used for any purpose other than in connection with the specific project that is the subject of the Engagement. The fact of TAP’s Engagement hereunder may be disclosed to prospective parties to a Financing, but Company shall not (and shall not permit any other member of the Company Group to) publicly announce or advertise TAP’s Engagement without the prior written consent of TAP.

d)	Company acknowledges that draft or tentative reports, findings, conclusions or advice that are provided to Company, whether written or oral, may be subject to further revision by TAP when so stated.

e)	Company acknowledges that TAP is not registered as a broker-dealer with any federal, state or self-regulating entity or authority. Any Services requiring a registered broker-dealer shall be provided by a registered broker- dealer designated by TAP.

2.	Payment of Invoices. Payment of invoices shall be done via the ACH system form (to be provided). Properly submitted invoices upon which payment is not received within thirty (30) days of the invoice date shall accrue a late charge of the lesser of (i) 1½% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Notwithstanding the foregoing, in the case where this Engagement Letter expressly provides for a payment date for an amount due and owing to TAP, payment shall be made on such date and late charges shall accrue immediately after such date. Without limiting its rights or remedies, TAP shall have the right to suspend or terminate its Services entirely if payment is not received within thirty (30) days of the invoice date.

3.	Survival. Anything in this Engagement Letter to the contrary notwithstanding, the agreements and undertakings of Company contained in the Engagement Letter shall survive the expiration or termination of this Engagement.

4.	TAP Property and Working Papers.

a)	TAP Property. To the extent that TAP utilizes any of its property in connection with the performance of Services, TAP shall retain its ownership interest in such property.

b)	Working Papers and Other Materials. The working papers and other materials created by TAP during this Engagement are the property of TAP. Company understands that TAP does not retain working papers indefinitely.

5.	Indemnification; Limitation on Damages and Actions

a)	Company agrees that TAP and its personnel shall not be liable to Company or any affiliate or representative of Company for any claims, liabilities, or expenses relating to this Engagement for an aggregate amount in excess of the fees paid by Company to TAP pursuant to this Engagement, except to the extent finally judicially determined to have resulted primarily from the bad faith or intentional misconduct of TAP. In no event shall TAP or its personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damage, or expense relating to this Engagement.

APPENDIX B-1

b)	Company shall indemnify and hold harmless TAP and its affiliates, personnel and representatives from all claims, liabilities, and expenses relating to this Engagement, except to the extent finally judicially determined to have resulted primarily from the bad faith or intentional misconduct of TAP.

c)	In circumstances where all or any portion of the foregoing provisions of this Paragraph are finally judicially determined to be unavailable, TAP’s aggregate liability for any claims, liabilities, or expenses relating to this Engagement shall not exceed an amount which is proportional to the relative fault that TAP’s conduct bears to all other conduct giving rise to such claims, liabilities, or expenses.

d)	The provisions of this section 5 shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence) or otherwise.

6.	Cooperation. Company shall cooperate with TAP in the performance by TAP of the Services, including, without limitation, providing TAP with reasonable facilities and timely access to data, information and personnel of Company. Company shall be responsible for the performance of its respective personnel and agents. TAP’s performance of the Services is dependent upon Company providing TAP with such information and assistance as TAP may reasonably require from time to time.

7.	Force Majeure. TAP shall not be liable for any delays or non-performance resulting from circumstances or causes beyond its reasonable control, including, without limitation, acts or omissions or the failure to cooperate by Company (including, without limitation, entities or individuals under its control, or any of its officers, directors, employees, other personnel or agents), acts or omissions or the failure to cooperate by any third party, the death, disability, severance of association or similar event with respect to any of TAP’s personnel (whether or not identified in the Engagement Letter), fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

8.	Independent Contractor. It is understood and agreed that, with respect to the relationship between TAP, on the one hand, and Company, on the other hand, (i) each of the parties hereto is an independent contractor, (ii) none of the parties is, nor shall be considered to be, an agent, distributor, partner, fiduciary or representative of the other, and (iii) none of the parties shall act or represent itself, directly or by implication, in any such capacity in respect to the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. Notwithstanding anything to the contrary contained herein, the Company has a fiduciary obligation to pay all fees TAP is entitled to under this Engagement upon the closing of a Financing.

9.	Confidentiality. To the extent that, in connection with this Engagement, TAP comes into possession of any information designated by the provider thereof (the “Discloser”) as proprietary or confidential (“Confidential Information”), TAP will not disclose such Confidential Information to any third party without the consent of the Discloser, except as otherwise provided in a separate agreement to which the Discloser is a party. Company hereby consents to TAP disclosing its Confidential Information (a) to subcontractors, whether located within or outside of the United States that are providing Services in connection with this Engagement and that have agreed to be bound by confidentiality obligations similar to those in this Paragraph 9, (b) as may be required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with litigation pertaining hereto, or (c) to the extent such information (i) shall have otherwise become publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by TAP in breach hereof, (ii) is disclosed by the Discloser or one of its representatives to a third party without substantially the same restrictions as set forth herein, (iii) becomes available to TAP on a non- confidential basis from a source other than the Discloser, (iv) is known by TAP prior to its receipt from or on behalf of the Discloser without any obligation of confidentiality with respect thereto, or (v) is developed by TAP independently of any disclosures made by or on behalf of Discloser.

10.	Information. In connection with the Engagement, Company will furnish TAP and possibly other relevant third parties (collectively, “Recipients”) with all information concerning Company that TAP deems appropriate and will provide TAP (and subject to appropriate arrangement, other Recipients) with access to Company’s officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”). Company recognizes and confirms that, in performing its duties pursuant to this Engagement Letter, TAP will be using and relying on data, material and other information (“Information”) furnished by Company and its Representatives. Company hereby agrees and represents that all Information furnished to TAP and other Recipients pursuant to this Engagement shall be accurate and complete in all material respects at the time provided, and that if the Information becomes inaccurate, incomplete or misleading during the term of TAP’s Engagement hereunder, Company shall so notify TAP in writing. Company further represents and warrants that any projections or other Information provided by it to TAP, or any other Recipient will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, were reasonable. Accordingly, TAP assumes no responsibility for the accuracy and completeness of the Information. In rendering the Services, TAP will be using and relying upon the Information without independent investigation or verification thereof or independent evaluation of any of the assets or liabilities of Company.

APPENDIX B-2

11.	Interpretation. In the event of any conflict, ambiguity, or inconsistency between these terms and the Engagement Letter, these terms shall govern and control. For purposes of these terms, “TAP” shall mean TAP Financial Partners, Ltd, and its subsidiaries and any affiliates or assignees; all of its partners, principals, members, owners, directors, staff and agents; and in all cases any successor or assignee. The paragraph headings contained in these terms and the Engagement Letter are for convenience of reference only and shall not affect the meaning or interpretation of these terms or the Engagement Letter.

12.	Assignment. Except as provided below, neither party may assign, transfer or delegate any of its rights or obligations hereunder (including, without limitation, interests or claims relating to this Engagement) without the prior written consent of the other party. TAP may, without the consent of Company, assign or subcontract its rights and obligations hereunder to (a) any affiliate or related entity whether located within or outside of the United States or (b) any entity that acquires all or a substantial part of the assets or business of TAP.

13.	Waiver of Jury Trial. TAP AND THE COMPANY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT (SUCH AS NEGLIGENCE) OR OTHERWISE) RELATING TO THIS ENGAGEMENT.

14.	Entire Agreement, Amendment and Notices. These terms and the Engagement Letter, including appendixes, constitute the entire agreement between TAP and Company with respect to this Engagement, supersede all other oral and written representations, understandings or agreements relating to this Engagement, and may not be amended except by written agreement signed by the parties. All notices hereunder shall be (i) in writing, (ii) delivered to the representatives of TAP and Company at the respective addresses and (iii) effective upon receipt.

15.	Governing Law, Severability and Arbitration. These terms, the Engagement Letter, including appendixes, and all matters relating to this Engagement (whether in contract, statute, tort (such as negligence) or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to the choice of law principles thereof). If any provision of these terms or the Engagement Letter is found by an arbitration panel to be unenforceable, such provision shall not affect the other provisions hereof or the validity of the remainder of this Engagement Letter, and such invalid provision shall be deemed deleted here from.

This agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

(a) All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed;

(b)Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited;

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings;

APPENDIX B-3

(d) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date;

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry;

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court; and

(g)The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Engagement Letter.

If any arbitration proceeding is necessary to enforce or interpret the rights arising out of or relating to this Engagement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which it may be entitled. The parties hereby consent to binding arbitration before the American Arbitration Association. (“AAA”) pursuant to its arbitration rules at the time the action is filed. Arbitration will be venued in Miami-Dade or Broward County , Florida. Any award made by the arbitrators, or of a majority of them, shall be final and the judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

16.	Other Matters. Company acknowledges that various communications systems and networks do not necessarily represent a secure environment in which to conduct communications. These systems include certain telephone systems, computer networks and the Internet. Nevertheless, Company authorizes TAP to use such systems (including sending and receiving electronic mail) for communication of sensitive information about Company. This Engagement Letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Company agrees that TAP has the right to place advertisements or other deal memos in financial and other newspapers and journals at its own expense describing its Services to Company hereunder, provided that TAP will submit a copy of any such advertisements or memos to Company for its approval, which approval shall not be unreasonably withheld or delayed.

APPENDIX B-4

SCHEDULE A

EXEMPT TRANSACTIONS

Updates require mutual acknowledgement

*	Initial Public Offering of the Company	Initial:	Initial:

APPENDIX B-5